EXHIBIT 99
Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release May 4, 2010
Contact:  Don Jennings, President, or Clay Hulette, Vice President
    (502) 223-1638
    216 West Main Street
    P.O. Box 535
    Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq:  KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $302,000, or $0.04 per diluted share, for the three months ended March 31, 2010, compared to $351,000, or $0.05 per diluted share, for the three months ended March 31, 2009, a decrease of $49,000 or 14.0% period to period.  The Company reported net earnings of $155,000 or $0.02 per diluted share for the nine months ended March 31, 2010, compared to net earnings of $986,000 or $0.13 per diluted share for the nine months ended March 31, 2009.

The decrease in net earnings for the quarter ended March 31, 2010 was primarily attributable to higher levels of non-interest expense, as well as additional provision expense for loan losses.  Non-interest expense increased $98,000 or 8.4% to $1.3 million for the recent quarter ended due primarily to higher FDIC insurance premiums, higher levels of employee compensation and benefits and higher legal fees.  As is the case for most FDIC-insured financial institution, the two banks owned by the Company are experiencing higher FDIC insurance premiums mandated to increase deposit insurance fund levels as a result of the recent increase in bank failures.  The increase in compensation costs was due in large part to higher levels of retirement expense in the recently ended quarter than in the linked quarter.  The increase in legal fees was due to the Company’s efforts to obtain a refund of federal income taxes to which it feels that it is entitled.  In addition to increased levels of non-interest expense, the Company recorded a $71,000 provision for loss on loans during the quarter just ended compared to no provision for the prior year quarter.  Somewhat offsetting the increased level of expenses, net interest income increased $92,000 or 5.6% to $1.7 million for the recent quarter ended, while non-interest income increased $16,000 or 26.2% to $77,000, chiefly due to gains realized on the sale of loans.  The increase in net interest income was due to the expansion in the Company’s interest rate spread and net interest margin, which increased 34 basis points to 2.76% and 20 basis points to 3.17%, respectively, for the quarter just ended.

At March 31, 2010, assets had decreased $2.5 million, or 1.1%, to $238.4 million compared to $240.9 million at June 30, 2009.  This decrease was attributed primarily to a decrease in investment securities of $5.0 million, or 24.4%, to $15.5 million at March 31, 2010.  Funds from the decrease in investment securities were used to reduce FHLB advances and fund new loans.  FHLB advances decreased $6.5 million or 16.2% to $33.7 million at March 31, 2010, while loans receivable, net, increased $2.7 million or 1.4% to $191.6 million at March 31, 2010.

At March 31, 2010, the Company’s reported book value per share was $7.38.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At March 31, 2010, the Company had approximately 7,850,534 shares outstanding of which approximately 60.4 % was held by First Federal MHC.

SUMMARY OF FINANCIAL
HIGHLIGHTS
Condensed Consolidated Balance Sheets

	March 31,	June 30,
	2010	2009
	(In thousands, except share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$3,406	$4,217
Investment Securities	15,538	20,550
Loans Held for Sale	95	230
Loans Receivable, net	191,640	188,931
Other Assets	27,676	26,973
Total Assets	$238,355	$240,901

Liabilities
Deposits	$144,450	$139,743
FHLB Advances	33,663	40,156
Other Liabilities	2,317	2,608
Total Liabilities	180,430	182,507
Shareholders' Equity	57,925	58,394
Total Liabilities and Equity	$238,355	$240,901
Book Value Per Share	$7.38	$7.42

Condensed Consolidated Statements of Operations
(In thousands, except share data)
	Nine months ended March 31,		Three months ended March 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Interest Income	$8,683	$9,248	$2,924	$3,059
Interest Expense	3,851	4,487	1,203	1,430
Net Interest Income	4,832	4,761	1,721	1,629
Provision for Losses on Loans	1,099	15	71	-
Non-interest Income	206	175	77	61
Non-interest Expense	3,705	3,462	1,268	1,170
Income (Loss) Before Income Taxes	234	1,459	459	520
Income Taxes (Benefit)	79	473	157	169
Net Income (Loss)	$155	$986	$302	$351
Earnings (loss) per share:
Basic	$0.02	$0.13	$0.04	$0.05
Diluted	$0.02	$0.13	$0.04	$0.05
Weighted average outstanding shares:
Basic	7,564,660	7,574,784	7,568,119	7,546,058
Diluted	7,606,475	7,574,784	7,586,981	7,546,058